Exhibit 99.1
29 July 2009
Not for release, publication or distribution in whole or in part, in, into or from the United States, Canada, Australia or Japan or any other jurisdiction where it is unlawful to do so.
Recommended Acquisition by Apollo UK Acquisition Company Limited of BPP
Holdings plc by way of Scheme of Arrangement
Court sanction of Scheme and Court confirmation of capital reduction
In relation to the recommended Acquisition by Apollo UK of BPP (which was approved by BPP Shareholders on 15 July 2009), BPP is pleased to announce that at the Court Hearing today the Court sanctioned the Scheme under Part 26 of the Companies Act 2006 and made an order confirming the Capital Reduction comprised in the Scheme. The order of the Court and the minute of reduction will be registered with the Registrar of Companies on 30 July 2009 and the Scheme will become effective on registration.
The last day of dealings in, and for registration of transfers of, BPP Shares is today, 29 July 2009. Accordingly, dealings will be suspended from the London Stock Exchange’s main market with effect from 7.30 a.m. (London time) on 30 July 2009. A request has also been made to cancel the listing of BPP Shares from the Official List and to cancel trading of BPP Shares on the London Stock Exchange’s main market, both with effect from 8.00 a.m. (London time) on 20 August 2009.
In accordance with Rule 19.11 of the City Code, a copy of this announcement will be published on the following websites: www.bpp.com/ir/ and www.apollogrp.edu.
Capitalised terms used in this announcement shall, unless the context otherwise requires, have the same meanings as given to them in the announcement of 8 June 2009 and the Scheme Document.
All references to times are to London times.
PRESS ENQUIRIES
For further information contact:
Apollo Global, Inc. and Apollo Group, Inc.
All enquiries to:

The Maitland Consultancy Limited PR adviser to Apollo UK, Apollo Global and Apollo Group David Waller James Devas	020 7379 5151

Credit Suisse Financial adviser and corporate broker to Apollo UK and Apollo Global Richard Probert Zachary Brech	020 7888 8888

BPP Holdings plc All enquiries to:

BPP Holdings plc David Sugden Roger Siddle Chris Ross-Roberts	020 8740 2222

Hawkpoint Partners Limited Financial adviser to BPP Paul Baines Simon Gluckstein	020 7665 4500

Tulchan Communications PR adviser to BPP Andrew Honnor Stephen Malthouse	020 7353 4200

Panmure Gordon (UK) Limited Broker to BPP Dominic Morley	020 7459 3600

Investec Bank plc Broker to BPP Keith Anderson	020 7597 5000
Credit Suisse Securities (Europe) Limited (“Credit Suisse”), which is authorised and regulated by the Financial Services Authority in the United Kingdom, is acting for Apollo UK and Apollo Global and for no one else in connection with the Acquisition and will not be responsible to any person other than Apollo UK and Apollo Global for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the Acquisition, the content of this announcement or any matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.
Hawkpoint Partners Limited (“Hawkpoint”), which is authorised and regulated by the Financial Services Authority, is acting for BPP and no one else in connection with the Acquisition and will not be responsible to any person other than BPP for providing the protections afforded to clients of Hawkpoint or for providing advice in relation to the Acquisition, the content of this announcement or any matter referred to herein.
This announcement does not constitute, or form part of, any offer for, or any solicitation of any offer for, securities. Any response to the Acquisition should be made only on the basis of information referred to in the Scheme Document which BPP has sent to BPP Shareholders and, for information only, to persons with information rights and to holders of options/awards under the BPP Share Schemes.
This announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed in it may not be the same as that which would have been disclosed if this announcement had been made in accordance with the laws of jurisdictions outside the United Kingdom. The availability of the Acquisition to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction in which they are located. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Any failure to comply with these requirements may constitute a violation of the securities laws of any such jurisdiction. Further details in relation to overseas shareholders will be contained in the Scheme Document.
The Acquisition referred to in this document will not be made available directly or indirectly, in, into or by use of the mails of, or by any means (including, without limitation, telephonically or electronically) or interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan or any other jurisdiction if to do so would constitute a violation of the relevant laws of such jurisdiction. This document does not constitute an offer in the United States, Canada, Australia or Japan or any other such jurisdiction and the Acquisition will not be made available by any such use or means from or within the United States, Canada, Australia or Japan or any such other jurisdiction. Accordingly this document is not being, and should not be, mailed, transmitted or otherwise distributed, in whole or in part, in or into or from the United States, Canada, Australia or Japan or any such other jurisdiction.
DEALING DISCLOSURE REQUIREMENTS
Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of BPP, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of BPP, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of BPP by Apollo UK, Apollo Global or BPP, or by any of their respective “associates”, must be disclosed by not later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.
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